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                                                                  EXHIBIT 10.11

                 [Letterhead of Massachusetts General Hospital]



                                  June 23, 1995



         Dr. Hector Gomez
         Transcend Therapeutics, Inc.
         640 Memorial Drive, 3 West
         Cambridge, MA  02139

              re:  Proposed U.S. Patent Application
                   Title:         Tetanus Toxin/SOD Fusion Proteins
                   Inventors:     Robert Brown, et al.
                   MGH Ref:       0905.0

         Dear Dr. Gomez:

              We are pleased to hear that Transcend Therapeutics, Inc. ("Company") is interested in the above-identified proposed U.S. patent application, which will be filed in June 1995 and will be assigned by Dr. Robert Brown to The General Hospital Corporation, doing business as Massachusetts General Hospital ("General"), and by Dr. Paul Fischman to the University of Maryland System, acting by and through the University of Maryland at Baltimore ("UMAB"), a constituent institution of the system. We understand that Company is willing to support all costs incurred by General and UMAB in the preparation and filing of this application and any additional costs incurred in prosecuting the application ("Costs") during the Option Period defined below. Costs to date have been approximately $1-2,000, and we estimate that preparation and filing of the application will cost approximately an additional $10,000; however, as you know, we cannot be certain of the precise cost in advance.

              In return for Company's payment of these Costs, General and UMAB hereby grant to Company, for eighteen (18) months from the date of this letter (the "Option Period"), the first option to negotiate an exclusive license under General's and UMAB's rights in the Company-funded application(s) in the United States and any patents issuing thereon. The license would include license terms standard for agreements between universities and industry, including but not limited to provisions for the payment of

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         Dr. Hector Gomez
         June 23, 1995
         Page 2



         reasonable royalties to General and UMAB, continuing payment by Company of patent costs in all countries covered by the license, specific time-limited due diligence obligations for the development and commercialization of a product, and product liability indemnification and insurance provisions acceptable to General's and UMAB's liability insurance carriers. This license will not include any upfront license fees, beyond Company's continued payment of General's and UMAB's patent Costs for this application(s).

              We understand that Company is considering sponsoring additional research in Dr. Brown's laboratory relating to the subject matter of this application. General will grant Company a similar option to General's rights in any invention made in the performance of research sponsored by Company, under the terms of a Research Agreement to be negotiated.

              Since this technology was invented at least in part with federal funding, Company's "exclusive" license would be subject to the royalty-free non-exclusive license granted to the U.S. government by statute (35 USC 202(c)(4)). Also, the General and UMAB would reserve the right to continue to use the invention for research, clinical and educational purposes.

              In the event that, despite good faith negotiations, the parties are unable to reach agreement and execute a license agreement as described above on or before the last day of the Option Period, no party will have any further obligation to any other under this letter Agreement, and each party will be free to enter into agreements with other parties covering the same or similar subject matter.

              If Company agrees to the foregoing, please indicate acceptance thereof by having an appropriate corporate official sign the enclosed duplicate copies of this letter Agreement and returning same to General and UMAB.

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         Dr. Hector Gomez
         June 23, 1995
         Page 3



         Very truly yours,


         THE GENERAL HOSPITAL           THE UNIVERSITY OF MARYLAND,
         CORPORATION                    ACTING BY AND THROUGH THE
                                        UNIVERSITY OF MARYLAND AT
                                        BALTIMORE, A CONSTITUENT
                                        INSTITUTION OF THE SYSTEM


         /s/ Marvin C. Guthrie          /s/ Marjorie Forster
         -------------------------      ----------------------------
         By:    Marvin C. Guthrie       By:    Marjorie Forster
         Title: Vice President,         Title: Director, Office of
                Patents, Licensing             Sponsored Programs
                and Industry                   Administration
                Sponsored Research


         Date:  June 27, 1995           Date:  July 10, 1995



         Agreed to and Accepted by Company:

         This 7th day of July, 1995

         By:    /s/ B. Nicholas Harvey

         Title: Vice President, Finance